Exhibit 99.1

Contact:	EVC Group	RITA Medical Systems, Inc.
	Investors:	Joseph DeVivo, President and CEO
	Doug Sherk	510-771-0400
Jenifer Kirtland
dsherk@evcgroup.com
jkirtland@evcgroup.com
415-896-6820

Media:
Steve DiMattia
sdimattia@evcgroup.com
646-277-8706

RITA MEDICAL SYSTEMS REPORTS THIRD QUARTER RESULTS

Company Achieves Record $12.9 Million Revenue
Achieved a 40% Sequential Reduction in the GAAP Net Loss
Generated Profitable Quarterly Results on a Non-GAAP Pro-Forma Basis
Achieved Positive Cash Flow from Operations for the Quarter and Year to Date

FREMONT, Calif., Nov 7, 2006 - RITA Medical Systems, Inc. (Nasdaq: RITA), a publicly-traded medical device company focused solely on cancer therapies, today reported financial results for the third quarter ended September 30, 2006.

Highlights

•	Launched and immediately achieved volume shipments of the new LC Bead™ product in the U.S. during the third quarter 2006
•	In October began clinical feasibility study of the new Assure™ RFA electrode device designed to treat breast cancer in conjunction with breast conserving lumpectomy procedure
•	In October received FDA clearance for Habib 4X Laparoscopic™ resection device with product shipments expected to begin late in the fourth quarter 2006
•	Achieved positive EBITDA (excluding non-cash SFAS123R expenses) of $705,000 in the third quarter of 2006 and $666,000 year to date
•	Achieved positive cash flow and positive cash flow from operations in the third quarter of 2006 and year-to-date 2006
•
Increased cash and cash equivalents balance at September 30, 2006 to $6.4 million from $5.5 million at December 31, 2006, and doubled the cash and equivalents balance in one year from $3.2 million at September 30, 2005

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Revenue was $12.9 million for the third quarter ended September 30, 2006, compared to revenue of $11.2 million in the third quarter of 2005, a 15% year over year increase. This compares sequentially to revenue of $12.8 million in the second quarter of 2006. The year over year increase was led by significant growth of the Habib 4X™ resection device and the commencement of volume sales of the new LC Bead™ products in the third quarter, together with the initiation of direct sales in several key European markets in late 2005, rather than through distributors in those markets.

The GAAP net loss for the third quarter of 2006 was $928,000, or a GAAP net loss per share of $0.02, a significant improvement from the GAAP net loss in the second quarter of 2006 of $1.6 million or a GAAP net loss per share of $0.04. The GAAP net loss for the third quarter of 2005 was $705,000 or a GAAP net loss per share of $0.02.

The third quarter and second quarter 2006 GAAP net losses included SFAS 123R stock compensation expenses of $672,000 and $782,000, respectively, which were due to the Company’s adoption of SFAS 123R on January 1, 2006. However, the comparable 2005 losses excluded any impact from the Company’s adoption of SFAS 123R, which was only effective for periods beginning on or after January 1, 2006.

The pro-forma net income for the third quarter of 2006 was $111,000, or a pro-forma net income per fully diluted share of $0.00, compared with a pro-forma net loss in the third quarter of 2005 of $115,000 or a pro-forma net loss per share of $0.00. The pro-forma net income and loss excludes FASB 123R stock compensation expense and amortization expense of acquisition intangibles. A reconciliation of the differences between the GAAP net losses and the pro-forma net losses is included in an accompanying table.

For the first nine months of 2006 revenue was $38.2 million compared with revenue of $34.3 million for the first nine months of 2005, for 11.2% year over year growth. The GAAP net loss for the first nine months of 2006 was $4.5 million, or a GAAP net loss per share of $0.10, which included SFAS 123R stock compensation expense of $2.2 million. The GAAP net loss in the first nine months of 2005 was $3.8 million or a GAAP net loss per share of $0.09. However, the GAAP net loss for the first nine months of 2005 excluded any impact from the Company’s adoption of SFAS 123R, which was only effective for periods beginning on or after January 1, 2006.

Cash and cash equivalents were $6.4 million at September 30, 2006, compared with $5.5 million at December 31, 2005, and $3.2 million at September 30, 2005. The increases were primarily due to stock option exercises by former employees in the first quarter of 2006 and fourth quarter of 2005 and positive cash flow from operations for the nine month period ended September 30, 2006. Cash flow from operations was positive $875,000 during the first nine months ended September 30, 2006, compared to a negative $3.4 million during the first nine months ended September 30, 2005.

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“I am pleased with our results for the quarter and for the first nine months of the year, and our outlook for the remainder of 2006 is robust. We improved our cash position, which doubled compared to one year ago, and made the investments in R&D and products that we committed to at the start of the year. We believe that this stronger financial position enables us to continue to be aggressive in our new product development endeavors. The increase we have seen in our localized therapy product sales is positive affirmation of our strategy to offer our customers a full continuum of cancer care solutions for their patients,” said Mr. Joseph DeVivo, President and CEO of RITA.

“We have analyzed the year over year decline in our specialty access catheter (SAC) product line and believe we can reverse the trend with a combination of strategies, including re-focusing our sellers who were engaged in a successful effort to launch the LC Bead product, and through dedicated clinical marketing specialist activities. We believe that we can reinvigorate this important part of the business with our existing SAC product portfolio and the planned introduction of new SAC products next year.

“We look to continue our success at executing our business plan in the fourth quarter of the year with the anticipated completion of several exciting product and clinical milestones. As we have previously mentioned, we will introduce a laparoscopic version of our popular Habib 4x™ resection device late in the fourth quarter, ahead of our earlier plan. Early laboratory experiences with a number of thought leaders have been very positive and we believe that the product will have wide appeal to surgeons.

“In the second quarter of 2006 we announced the planned introduction of the Uniblate™ radiofrequency electrode product. Uniblate will allow us to compete more aggressively in specific segments of the ablation market and we believe will increase our market share. In the fourth quarter we intend to complete product development and file the necessary regulatory submissions required for product launch. Depending on the timing of the regulatory submission responses we will begin initial clinical utilization of Uniblate in the fourth quarter but do not anticipate volume sales and shipments of the product until the first quarter of 2007

“We initiated clinical feasibility trials of the Starburst Assure™ RFA electrode in October 2006. The Assure device is designed exclusively for radiofrequency-assisted lumpectomy for breast cancer. The first clinical cases have been performed and the Assure electrode was used to ablate the wall of the lumpectomy cavity of patients undergoing breast conserving surgery. The lumpectomy cavity RFA is performed during the original surgery at the time of the excision of the primary tumor. The feasibility study is designed to assess the potential of lumpectomy cavity RFA using the Assure device to spare women the trauma associated with additional surgery when close or inadequate margins are identified through pathology examination following a lumpectomy procedure.”

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Mr. DeVivo further commented, "The Assure device is a novel RFA electrode designed specifically for the breast by our research and development team and the feasibility trial is the first step in our efforts to commercialize this new device. The start of the trial is a very important milestone for RITA and we are very grateful to Drs. Piga and Cabula and the entire team who performed these first-ever clinical cases. Our next milestone is to complete enrollment in this study which we believe we can do on schedule.

“Looking ahead to 2007, we expect to continue our strong growth, leveraging our business model to further improve operating results year over year,” concluded Mr. DeVivo.

Outlook
The current outlook ranges for the fourth quarter ending December 31, 2006 are as follows:
•	Revenue - $13.6 million to $14.2 million
•	GAAP net loss - $925,000 million to $1.55 million
•	Stock compensation expense included in the GAAP net loss range - $700,000 to $750,000
•	Pro-forma net income or loss (excluding stock compensation expense and amortization expense of acquisition intangibles) - $125,000 income to $450,000 loss

The current outlook ranges for the year ending December 31, 2006 are as follows:
•	Revenue - $51.8 million to $52.4 million
•	GAAP net loss - $5.4 million to $6.0 million
•	Stock compensation expense included in the GAAP net loss range - $2,850,000 to $2,900,000
•	Pro-forma net loss (excluding stock compensation expense and amortization expense of acquisition intangibles) - $1.1 million to $1.6 million

Additional details pertaining to outlook for the fourth quarter of 2006 and full year 2006 are included in an accompanying table. Additionally, a reconciliation of the differences between the outlook for the GAAP net losses and the pro-forma net income or losses are included in an accompanying table.

Conference Call today
RITA management will host a conference call and webcast today, Tuesday, November 7, 2006, at 2 PM Pacific Time to discuss the Company’s third quarter results and its outlook for the remainder of 2006. The Company also intends to provide some preliminary outlook information for 2007 during the call. The dial-in number for the conference call is (800) 257-1927 for domestic callers and (303) 262-2075 for international callers. A live audio webcast is available at the Company’s website www.ritamedical.com by clicking the “audio webcast” link; no password is required to access the webcast, although webcast participants are encouraged to go to the site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

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An audio replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for 7 days. The audio replay can be accessed by dialing (800) 405-2236 for domestic callers and (303) 590-3000 for international callers; the passcode for both is 11073387#. An online replay of the audio webcast will be available for one year immediately following the broadcast by accessing the same link on our website.

Information regarding the Company’s sales by product line and region for the periods ended September 30, 2006 and 2005 is presented in an accompanying table. Any additional financial and other statistical information discussed during the call can be accessed by listening to the audio replay as described above or from the accompanying tables.

Use of Non-GAAP Financial Measures
The Company uses, and this press release contains and the related conference call will include, the non-GAAP metrics of pro-forma net loss and EBITDA for the periods ended September 30, 2006 and 2005, and pro-forma net loss outlook for the quarter and year ended December 31, 2006. The calculations of pro-forma net loss and EBITDA (earnings before interest, taxes, depreciation and amortization, and also excluding FASB 123R stock compensation expense, collectively “EBITDA”) have no basis in GAAP. The Company believes that all of these non-GAAP financial measures provide useful information to investors, permitting a better evaluation of the Company's ongoing and underlying business performance, including the evaluation of its performance against its competitors in the healthcare industry. A complete reconciliation of these non-GAAP financial measures for historical periods to the most directly comparable GAAP measures is presented in the accompanying tables. Additionally, a reconciliation between the GAAP net loss and the pro-forma net loss for the Company’s outlook for the quarter and the year ending December 31, 2006 is included in an accompanying table.

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About RITA Medical Systems, Inc.
RITA Medical Systems develops, manufactures and markets innovative products that provide local oncology therapy options for cancer patients including radiofrequency ablation (RFA) systems and embolization products for treating cancerous tumors as well as percutaneous vascular and spinal access systems for systemic treatments. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; and safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The Company’s complete line of radiofrequency products also includes the HABIB 4X resection device and will include the new Laparoscopic Habib 4X resection device, both of which are designed to coagulate highly vascularized tissue to facilitate a fast dissection in order to minimize blood loss and blood transfusion during surgery. The proprietary RITA RFA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time for the palliation of pain associated with metastatic lesions involving bone. The Company also distributes LC Bead embolic microspheres in the United States. The LC Bead microspheres are injected into selected vessels to block the blood flow feeding a tumor, causing it to shrink over time, and are often used in combination with RFA. The RITA Medical Systems website is at www.ritamedical.com.

The statements in this news release related to the use of the Company's technology and the Company’s future financial and operating performance, including without limitation the Company’s outlook for its financial results for the quarter and the year ending December 31, 2006; the Company’s ability to timely develop, obtain regulatory approval, and introduce new radiofrequency and vascular access products, including the Laparoscopic Habib 4X, Uniblate, and Assure products; physician adoption of the Company’s products for treatment of types of cancer other than liver and bone cancers, including breast cancer; the Company’s ability to achieve its revenue goals, including its ability to improve revenue growth by selling directly in certain European markets; the Company’s ability to market and sell the LC Bead product; the Company’s ability to achieve profitability; and the Company's ability to achieve future improvements in operating performance, are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include but are not limited to: the Company’s 2004 material weaknesses in its internal control over financial reporting which were reported in its Annual Report on Form 10K for the year ended December 31, 2004; the timing of product introductions or modifications, including delays caused by technical or regulatory issues; the Company’s limited experience selling directly in certain European markets; the Company’s limited experience in manufacturing its products in substantial quantities and its reliance on one or two suppliers for several of its products, including Habib 4X; the Company’s lack of experience distributing the LC Bead product and its ability to meet its minimum LC Bead purchase requirements; the Company’s historical and future operating results and its lack of profitability; market acceptance of the Company’s products for existing or new indications; the Company’s dependence on international sales; competitive pressures; the ability of users of the Company’s products to receive reimbursement from third-party payors, governmental programs or private insurance plans; product liability or other patient-related claims, defects, recalls or failures; and general economic and political conditions. Information regarding these and other risks and uncertainties is included in the Company's filings with the Securities and Exchange Commission.

RITA MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Sales	$12,905	$11,191	$38,224	$34,351
Cost of goods sold*	4,613	4,522	14,328	13,950
Gross profit	8,292	6,669	23,896	20,401

Operating expenses:
Research and development*	1,363	894	4,049	2,932
Selling, general and administrative*	7,758	6,299	23,779	20,482
Restructuring charges	—	—	—	60
Total operating expenses	9,121	7,193	27,828	23,474

Loss from operations	(829)	(524)	(3,932)	(3,073)

Interest expense	(179)	(206)	(526)	(704)
Interest income and (other expense), net	80	25	20	(3)

Net loss	$(928)	$(705)	$(4,438)	$(3,780)

Net loss per common share, basic and diluted	$(0.02)	$(0.02)	$(0.10)	$(0.09)

Shares used in computing net loss per
common share, basic and diluted	43,227	41,794	43,143	41,601

* Figures presented include the following amounts of stock compensation expense:

Cost of goods sold	$35	$—	$108	$—
Research and development expense	129	—	341	—
Selling, general and administrative expense: Option and ESPP valuation	508	51	1,702	85
Total stock compensation expense	$672	$51	$2,151	$85

RITA MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$6,434	$5,522
Accounts and note receivable, net	7,442	7,264
Inventories	5,703	5,380
Prepaid assets and other current assets	1,149	941
Total current assets	20,728	19,107
Long term note receivable, net	—	58
Property and equipment, net	1,724	1,959
Goodwill	91,339	91,339
Intangible assets	21,878	23,502
Other assets	420	502
Total assets	$136,089	$136,467

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$6,174	$5,397
Current portion of long term debt	—	113
Total current liabilities	6,174	5,510
Long term liabilities	9,772	9,762
Stockholders' equity	120,143	121,195
Total liabilities and stockholders' equity	$136,089	$136,467

RITA MEDICAL SYSTEMS, INC.
SALES BY REGION AND PRODUCT LINE
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Domestic Sales
Localized therapy products*	$5,635	$3,685	$15,123	$11,178
Specialty Access Catheter Products	5,146	5,923	16,239	17,817
Total	10,781	9,608	31,362	28,995

International Sales
Localized therapy products*	1,633	1,029	5,157	3,226
Specialty Access Catheter Products	491	554	1,705	2,130
Total	2,124	1,583	6,862	5,356

Total Sales
Localized therapy products*	7,268	4,714	20,280	14,404
Specialty Access Catheter Products	5,637	6,477	17,944	19,947
Total	$12,905	$11,191	$38,224	$34,351

* Localized therapy products include RF products, consisting of radiofrequency ablation (RFA) and radiofrequency resection products such as the HABIB 4X™ device, and the LC Bead embolization products.

RITA MEDICAL SYSTEMS, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Sales	$12,905	$11,191	$38,224	$34,351
Cost of goods sold	4,519	4,378	14,044	13,519
Gross profit	8,386	6,813	24,180	20,832

Operating expenses:
Research and development	1,234	894	3,708	2,932
Selling, general and administrative	6,942	5,853	21,153	19,211
Restructuring charges	—	—	—	60
Total operating expenses	8,176	6,747	24,861	22,203

Loss from operations	210	66	(681)	(1,371)

Interest expense	(179)	(206)	(526)	(704)
Interest income and (other expense), net	80	25	20	(3)

Pro-forma Net Income (Loss)	$111	$(115)	$(1,187)	$(2,078)

Pro-forma Net Income (Loss) per common share, basic and diluted	$0.00	$(0.00)	$(0.02)	$(0.04)

Reconciliation of Actual GAAP Net Loss to Non-GAAP Pro Forma Net Loss
(in $000)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
GAAP Net Income (Loss)	$(928)	$(705)	$(4,438)	$(3,780)

Add: Stock Compensation: Option and ESPP valuation
Cost of Goods	35	—	108	—
Research and Development	129	—	341	—
Selling, General and Administrative	508	51	1,702	85
Total Stock Compensation	672	51	2,151	85

Sub-total GAAP Net Loss excluding stock compensation expense	$(256)	$(654)	$(2,287)	$(3,695)

Add: Amortization of Acquisition Intangibles
Cost of Goods	59	144	176	431
Research and Development	—	—	—	—
Selling, General and Administrative	308	395	924	1,186
Total Amort. Of Acquisition Intangibles	367	539	1,100	1,617

Non-GAAP Pro Forma Net Income (Loss)	$111	$(115)	$(1,187)	$(2,078)

Reconciliation of GAAP Loss to Earnings before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense
(in $000)

("EBITDA")

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2006	2005	2006	2005
GAAP Net Loss		$(928)	$(705)	$(4,438)	$(3,780)

Add: Depreciation		307	319	984	817

Add: Amortization	Acquisition Intangibles	367	539	1,100	1,617
	Other Intangibles	174	173	524	505

Add: Interest Expense		179	206	526	704

Deduct: Interest Income		(66)	(28)	(181)	(115)

Sub-total		$33	$504	$(1,485)	$(252)

Add: Stock Compensation Expense re: Option and ESPP valuation
(FAS123R in 2006)		672	51	2,151	85

EBITDA (without Stock compensation expense)		$705	$555	$666	$(167)

Outlook Ranges - Reconciliation of GAAP Net Loss to Non-GAAP Proforma Net Loss
(in $000)

	Three Months Ended December 31, 2006			Twelve Months Ended December 31, 2006
GAAP Net Loss	$(925)	to	$(1,550)	$(5,350)	to	$(6,000)

Add: Stock Compensation Expense	700	to	750	2,850	to	2,900

Sub-total GAAP Net Loss excluding stock compensation expense	$(225)	to	$(800)	$(2,500)	to	$(3,100)

Add: Amortization of Acquisition Intangibles
	350	to	350	1,500	to	1,500

Pro-forma Net Loss	$125	to	$(450)	$(1,000)	to	$(1,600)

Outlook Ranges — Additional Details (Dollars in $000)

Revenue	$13,600	to	$14,200	$51,800	to	$52,400

Gross Profit Percentage	61.0%	to	62.5%	62.0%	to	62.5%

R&D; SG&A Expenses	$8,900	to	$9,100	$34,500	to	$34,700
(excluding FASB 123R stock compensation expense)

Other Expense, primarily interest	$200	to	$200	$800	to	$800

FASB 123R Stock Compensation Expense	$700	to	$750	$2,850	to	$2,900

GAAP Net Loss (including FASB 123R)	$(925)	to	$(1,550)	$(5,350)	to	$(6,000)

Pro-forma Net Loss	$125	to	$(450)	$(1,000)	to	$(1,600)
(excluding FASB 123R and amortization of acquisition related intangibles)